EXHIBIT 99.2

EDCI – 2Q2009 EDCI Holdings, Inc.
Investor Conference Call

august 3, 2009 @ 8:30 AM EST

CORPORATE PARTICIPANTS (in order of appearance)

Kyle Blue
EDCI Holdings, Inc. – Office of the CFO

Clarke H. Bailey
EDCI Holdings, Inc. –Chairman and Chief Executive Officer

Matt K. Behrent
EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Roger J. Morgan
EDC, LLC – Executive Vice President, International Operations

Michael D. Nixon
EDCI Holdings, Inc. – Office of the CFO

Operator

Good morning.  I will be your conference operator today. At this time, I would like to welcome everyone to the second quarter 2009 investor conference call. (Operator Instructions). Thank you. Mr. Kyle Blue, you may begin your conference.

Kyle E. Blue - EDCI Holdings, Inc. – Office of the Chief Financial Officer

[KEB Introduction]:  Thank you.  Good morning and welcome to EDCI Holdings' 2Q2009 Investor Conference Call.  This is Kyle Blue, Treasurer, Senior Manager of External Reporting and head of Investor Relations within EDCI’s Office of the CFO.   Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCIH.com.  You will also be able to find the related press release at the Company's website.

[Terminology]:  Throughout today’s call we shall refer to the public company EDCI Holdings as “EDCI,” and its investment in the CD/DVD manufacturer known as “EDC.”  “EDC Intl.” shall refer to EDC’s continuing UK and German operations, and excludes the discontinued, now-sold U.S. operations.  In addition, the term “Disc” shall refer to CDs and DVDs combined, and excludes any returned disc processing volumes to EDC’s distribution operations.

[Safe Harbor Provision]:  Now onto the Safe Harbor Provision.  The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K filed with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not intend to do so. Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of non-GAAP results to the most comparable GAAP financial measure is available on EDCI's website in the press release.  All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

[2Q2009 Conference Call Speaker Introduction]:  I would now like to turn the call over to EDCI’s Chairman and Chief Executive Officer, Clarke Bailey.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

Thank you, Kyle.  On today's second quarter 2009 call, I will review the challenges we face at EDCI and EDC along with the initiatives we have taken to mitigate or solve those issues.  I will then turn the call over to Matt Behrent, who will provide a more detailed update on EDCI’s strategic review and acquisition process, which continues to be worrisome as benchmark indices and asset valuations continued their upward trend coupled with a still frozen credit market.  Roger Morgan will join us from Europe, from which he oversees EDC Intl.’s Disc business.  Roger will provide more color on the troublesome and increasingly dire environment for the sale of Discs in Europe as well as an update on the status of consolidating the Blackburn volumes into Hannover and the resultant closure of the Blackburn facility.  Finally, Michael Nixon, one of the members of the Office of the CFO, will present EDCI’s second quarter and first half 2009 results, again which are available in detail in the press release issued earlier.  I will then ask Kyle Blue to arrange to take your questions.

[EDCI Challenges]:   The two highest priorities at EDCI are: (1) the search for an attractive acquisition to employ our over $50 million in cash thus allowing the utilization of the net operating loss carryforwards or NOLs and (2) the continued minimization of the cash burn.  With regard to an acquisition, it goes without saying that the factors impeding our ability to identify and successfully consummate a transaction not only continue but gain force.  Those factors include excessive valuations, unpredictable earnings streams and severely limited availability of credit.  Obviously it is anybody’s guess, but it is more likely than not that this situation will not markedly improve in the next twelve to twenty-four months.  Given this risky and strained merger and acquisition marketplace, the EDCI board of directors has instructed the management team to explore the possibility of recapitalizing EDCI resulting in a distribution of cash.  The critical question that must be addressed by the EDCI directors is the probability of completing a spectacular acquisition in the near term weighed against the resources required and the cash that is burned in searching for the ideal candidate.  I am confident that many of our shareholders will be curious as to whether a schedule has been established to reach a decision.  A schedule has not been set but I can assure you that a significant amount of time and energy is being spent on this question and, if a recapitalization of EDCI is the route that is taken, the alternatives for the distribution of cash.  That analysis is very complex and numerous issues need to be considered.  We have received input from several of our large shareholders and we welcome the opinion of any and all that would like to share it with us.

While we ponder the question of acquisition versus recapitalization, we continue to aggressively manage our cash burn.  As we stated in our press release, the 2009 EDCI cash burn at current run rates is expected to be 37 cents per share down from 54 cents per share.  The burn rate should drop once again in 2010 due to numerous initiatives implemented by Robert Chapman, our former CEO.  These included a decrease in headcount, salary reductions, elimination of many outside contractors and the lowering of fees paid to third party advisors.  As of July 1, 2009, overall EDCI corporate salaries were cut by an average of 19%.  One of the first decisions I made upon being named CEO was to reduce my salary by 33%.  Although much has been done in reducing costs, there is only so much we can do in the future given the requirements of running a public company, managing the legacy liabilities, such as litigation, and overseeing an operating company in Europe.

[EDC Challenges]: Shifting to EDC, we continue to experience an unabated and critically declining top line, sales were down 33% in the second quarter of 2009 versus 2008, along with a high fixed cost structure.  Under Bob Chapman’s tutelage several initiatives were implemented which I supported and will continue to pursue as CEO.  The consolidation of Blackburn’s volumes into Hannover and the closure of the Blackburn facility is clearly a painful situation for those loyal and hardworking employees in Blackburn, but a necessary move to increase the top line in Hannover.  With regard to the right sizing of the cost structure in Hannover, we have taken steps to reduce costs at the senior level that will begin to be realized in 2010, and will most likely require  management changes, and discussions are ongoing with the unions with the goal of significantly reducing wages.  The discussions with the unions have been very arduous as they do not appear to share the concerns of EDC management and shareholders as to the seriousness of the situation in Hannover, and the need for all constituents to make sacrifices in light of the declining CD business – as the UK and US employees have.

Finally, our relationship with Universal is marked by more antagonism than ever.  As disclosed in our second quarter 10-Q, we received a notice from Universal objecting to the consolidation of Blackburn into Hannover.  We believe their position is entirely misconceived both factually and legally.  This is another example of Universal’s gross violation of the covenant of good faith and fair dealing implied in the manufacturing and distribution agreements.  In fact EDC believes this letter is the latest and most egregious of a  a pattern of such violations designed to extract concessions to the terms of the contracts for which EDC paid valuable consideration and potentially to even force the early termination of the agreements.  Our shareholders should know that we plan to vigorously protect the value of these agreements.

[Handoff to MKB]:  I would now like to turn the call over to Matt Behrent, Executive Vice President in charge of Corporate Development, to explain the deliberate lack of progress we have made on the acquisition front.

Matt Behrent - EDCI Holdings, Inc. - Executive Vice President, Corporate Development

[Update – Continued Market Impediments to EDCI’s Acquisition Strategy]:  Thank you, Clarke.  As discussed by Bob Chapman and I over the last two quarterly conference calls, EDCI has been focused on micro-cap public targets since January 2009.  Since that time, one of the two obstacles we have been faced with – excessive asking prices – remains the greatest problem for EDCI’s acquisition strategy, which is focused on acquiring businesses with troughing fundamentals at trough multiples.  The problematic bid – ask spread in M&A hasn’t narrowed, and while there are some early signs of a potential economic recovery, there is a lack of sufficient evidence of troughing – let alone recovering fundamentals. Credit to support a larger acquisition also remains very limited and expensive.

[Seasoning of Expectations Requires Time]:  Therefore, for now, EDCI’s view remains that the evidence is insufficient to justify paying anything other than trough multiples for complete ownership of a business in an asset class – micro-cap equities – that remains extremely illiquid and which given the capital EDCI has to invest, will result in a single undiversified investment in that asset class.  These factors argue against EDCI aggressively stepping up to bridge the bid- ask spread in the acquisition of a business.  However, between the momentum in the markets – the Russell 2000 is now up over 60% from the March 9 lows, and sufficient “green shoots” on the economic landscape to support more bullish recovery cases – there is likely to be an extended seasoning period before seller expectations temper, or economic conditions have recovered sufficiently to change EDCI’s appetite for higher multiple acquisitions.

[Increasing Focus on Cash Distribution Options]:  As we have consistently stated, EDCI remains very aware that patience, diligence and cash burn need to be balanced against the time / value of a potential return of EDCI’s cash to its shareholders, especially as the percentage of EDCI shareholders who have purchased shares of EDCI well below EDCI’s cash per share value grows over time.   EDCI’s Board and management have therefore been more focused on evaluating the options for distributions of cash to shareholders, which by definition increases in probability as the odds of making a spectacular acquisition decreases.

[Referrals Wanted]:  In closing, I’d like to reiterate that we do continue to pursue acquisition opportunities while concurrently evaluating other options for EDCI’s cash, and  encourage portfolio managers with significant (approximately 10%) stakes in suitable public companies, or  owners and advisors representing private companies to contact  me directly at (646) 201-9549.  Clarke and I will respond to real offers – solid companies with realistic valuation expectations - within hours.

[Handoff to RJM]:  I would like now to turn over the call to Roger Morgan, Executive Vice President of International Operations of EDC, LLC to review the operating results.

Roger J. Morgan - EDC, LLC - Executive Vice President, International Operations

[Intl. Disc Industry Trends]:  Thank you Matt.  Let’s begin with the international disc industry trends. The 2Q is traditionally the quietest period of the year for the industry and 2Q2009 appears to have been no exception. Recessionary conditions continued to bite deep discouraging repertoire owners from releasing major items until anticipated better economic conditions return later in the year and with them better revenue opportunity.

Retail order volumes have reduced with a move to a more “just in time” stock management approach limiting investment in stock and the exposure to obsolescence. The smaller and more frequent re-orders, however, ripple back through the supply chain impacting negatively on production efficiencies and capacity utilizations. Repertoire owners attempted to bolster sales volumes through launching more collaborative projects and growing the “non-traditional” sales areas including special projects with individual retailers or joint ventures with other rights owners and suppliers. Whilst the contribution earned from these incremental projects is welcome the margins, compared to the more traditional front line business, are much reduced.

Digital delivery continued to accelerate exponentially with growth in certain major markets reaching an astounding 60% Y/Y with digital product, in those markets, now accounting for up to 15% of the total album sales. Apple launched its three tier pricing structure in the 2Q provoking other digital service providers to respond with discounted pricing increasing further the growing pressure on physical CD sales. By contrast the anticipated reduction in the retail price of physical CD’s as a stimulant to demand has, as yet, gained little momentum, although signs of movement have recently appeared in the U.S. market place. Significant upside potential exists for the industry and EDC should major repertoire owners move seriously to support the proposition.

[EDC 2Q2009 Volumes and Delta Explanation]:  Now some discussion on EDC Intl.’s 2Q2009 volume trends. EDC Intl. manufacturing and distribution volumes dropped significantly by 19% Y/Y compared to an overall European CD market decline of approximately 10% Y/Y. EDC Intl.’s 2Q2009 was weak primarily driven by a poor performance in the major UK market exacerbated by the recessionary economic climate. Only three items of any significance were shipped in the period including releases from Eminem, Black Eyed Peas and Lady Gaga with the catalogue and the “non-traditional” sales sector making up a higher proportion of the business. EDC’s Hannover, Germany 2Q2009 Disc manufacturing volume fell 10% Y/Y while EDC Hannover Disc distribution volume fell 17% Y/Y, though 13% pts. of that 17% Y/Y distribution volume decline came from the lost customer UPI, which moved to a competitor Cinram in the 3Q2008. Excluding the UPI customer loss, the EDC Hannover 2Q2009 overall volume declines remained greater than that of the Central European market of approximately 7% Y/Y reflecting the weak release roster of EDC’s clients for the quarter. EDC’s Blackburn, UK 2Q2009 Disc manufacturing volume fell a staggering 35%Y/Y compared to a UK market decline of approximately 14% Y/Y.  Of the 21% Y/Y adverse performance to market, 10% pts. related to EDC’s loss of certain customer accounts due to uneconomic pricing and excessive credit risk and 11% pts. related to a combination of weak release rosters, accelerating digital substitution and the Blackburn closure announcement.

[EDC 1H2009 Volumes and Delta Explanation]:  Moving on to EDC Intl.’s 1H2009 volume trends. EDC Intl.’s 1H2009 manufacturing and distribution volumes were down 16% Y/Y compared to an overall European CD market decline of approximately 9% Y/Y. Excluding the effect of the UPI customer loss the EDC Intl. 1H2009 overall volume decline was 12% Y/Y remaining greater than that of the overall market. The dearth of significant new releases in the 1H and the soft retail CD sales due to the recessionary climate and increasing digital substitution continue to have a damaging effect on EDC’s operating leverage. Given the continuing challenges associated with the market for physically packaged entertainment products and the world-wide recessionary conditions that continue to persist, EDC expects FY2009 to remain extremely challenging.

[Key Failure Dispute with UMG]:  Now turning to the Key Failure dispute with UMG. As I discussed on 8th of May, EDC continues to vehemently dispute the Key Failure Notices issued by UMG on 19th of February relating to purported service level failures at EDC’s Hannover, Germany distribution facility. The preparation of legal argumentation is well advanced and the constitution of the Arbitration Tribunal is near completion. EDC remains confident that it will be successful in its defense against the Key Failure Notices.

[Opposition to Blackburn Consolidation]:  Continuing now with what Clarke referred to earlier as “more antagonism than ever” from UMG, we received on 23rd of July a letter from UMG objecting to the closure of EDC Blackburn Ltd as announced by EDC on 31st March, 2009. The letter asserted that by taking steps to close Blackburn EDC was in “anticipatory breach of a fundamental implied term of the Manufacturing Agreement” between the parties and that by such breach EDC has forfeited its rights to the UMG UK business.   However, UMG claim to have chosen to withhold enforcing their rights to move that volume to a third party, while reserving their rights to do so in the future.   As Clarke mentioned, we believe the UMG letter is entirely misconceived both factually and legally.  EDC has been told by UMG on several occasions that UMG are not concerned from which geographic location, Blackburn or Hannover, manufacturing is provided.  Further, the amended manufacturing contract specifically provides the express terms pursuant to which EDC must maintain to continue operating the Blackburn facility -  EDC must use commercially reasonable endeavors to do so.  As disclosed in the current and the prior 10Q, in March, 2009, after extensive analysis the management of EDC determined and EDC’s Board of Directors confirmed that it was no longer commercially reasonable to continue operating the Blackburn manufacturing facility.  Having confirmed with legal counsel the baselesness of UMG’s latest letter, EDC  responded robustly to UMG.  We have required UMG to withdraw their claim by 4th of August, failing which EDC will refer the matter to arbitration seeking relief and damages incurred as a direct result of the allegation and the continued breach by UMG of the implied covenant of good faith and fair dealing implicit in the agreements between us.

[Blackburn – Hannover Consolidation]: To conclude, I’ll now talk about the Blackburn – Hannover Consolidation Plan. As we discussed on 8th of May, EDC’s Board of Directors made a clear determination that it was no longer commercially reasonable to continue serving EDC’s customers out of the Blackburn manufacturing facility. As a result, EDC’s Board approved a plan to consolidate, into EDC Germany, manufacturing volumes currently in EDC Blackburn, UK. Without doubt, Blackburn’s 2Q2009 Disc volume decline of 35% Y/Y following on from the 19% Y/Y decline suffered in 1Q2009 has done nothing to weaken the view that consolidation was absolutely essential. The Board’s approval remains conditioned upon receiving the necessary consents and approvals of the consolidation by EDC’s lenders, with which EDC continues to be in negotiation. We have provided the Blackburn employees with the legally required termination letters in order to keep the plan on schedule while we continue negotiations with EDC’s lenders.  The Consolidation Plan is forecast to generate an annual incremental EBIT of over $5 million in FY2010, and incur ~ $9-10 million of one-time costs associated with the closure of Blackburn and the limited expansion required in Hannover. EDC is on track with the Consolidation Plan; the legislatively required consultation period with the EDC Blackburn workforce has been completed, the expansion of Hannover is under way and the transfer of volume from Blackburn to Hannover is in progress.

[Handoff to MDN]:  I’d now like to turn the call over to the Office of the CFO, from which one of its two members, Michael Nixon, will provide color on EDCI and EDC’s 2Q2009 and 1H2009 results.

Michael D. Nixon - EDCI Holdings, Inc. - Office of the CFO

[Overall 2Q2009 Results Delta]: Thank you, Roger.  In the 2Q2009, EDCI posted a loss from continuing operations of ~ $0.3 million, excluding over $7 million for severance costs related to the planned consolidation of our UK operations into our Hannover facility.  This compares to 2Q2008 income from continuing operations of around a positive $0.5 million, after excluding ~ $2 million of amortization of intangibles.  The result being 2Q2009 declined less than $1 million Y/Y in adjusted income from continuing operations despite a 19% Y/Y decline in 2Q2009 Disc volumes due to continuing operational and corporate cost saving efforts.

[2Q2009 Revenues Delta]:  Turning to revenues, EDC Intl’s 2Q2009 revenues fell 33% Y/Y to ~ $37 million, driven mainly by a 19% Y/Y disc volume decline.  This volume decline included a 20% Y/Y decline in manufactured units and a 17% Y/Y decline in distribution units.    This 2Q2009 19% Y/Y volume decline rate increased 6 % pts from identical 13% Y/Y declines in 1Q2009 and 4Q2008.  As Roger Morgan commented earlier, 2Q2009 volumes were impacted by a weak release roster, adverse economic factors and the loss of certain customer accounts due to uneconomic pricing and excessive credit risk.  Of the 33% Y/Y 2Q2009 revenue decline roughly1/3 was due to the very strong US$ vs. the Euro and British Pound.  In addition, EDC Intl’s 2Q2008 revenues included ~ $3 million from former distribution customer UPI, which was lost to Cinram in the 3Q2008, accounting for ~ 5 % pts of EDC Intl’s 2Q2009 revenue decline.

[2Q2009 Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl’s 2Q2009 gross profit declined 39% Y/Y driven by the 19% Y/Y disc volume decline and unfavorable US$ currency translation due to the strong US$.  10 % pts, or ~ $1 million of the 39% Y/Y gross profit decline, is attributable to the loss of the profitable former distribution customer UPI.  Another 10 % pts of EDC Intl’s 2Q2009 gross profit decline came from unfavorable US$ translation.  On an apples-to-apples basis, excluding the loss of the UPI gross profit, EDC Intl’s 2Q2009 gross margin percentage was 15% versus 16% in the 2Q2008.

[2Q2009 Operating Income Delta]:   Looking at the operating income line, excluding the severance costs related to the UK consolidation of over $7 million, EDCI posted an operating loss of ~ $1 million in 2Q2009 which is comparable to the EDCI 2Q2008 operating loss of ~$1 million, excluding amortization of intangibles and gross profit from the UPI business. The comparable adjusted operating loss in 2Q2009 was achieved primarily due to ~ $3 million in lower Y/Y SG&A expense which helped offset the ~ $3 million in lower gross profit, excluding the ~ $1 million in 2Q2008 from the UPI business. EDCI’s 2Q2009 lower Y/Y SG&A expense was assisted by ~ $1 million Y/Y from a favorable US$ exchange rate fluctuation, and another ~ $2 million Y/Y primarily from lower employee compensation and benefit costs.

[Overall 1H2009 Results Delta]: Now looking at the 1H2009, EDCI posted a loss from continuing operations of $1.7 million, excluding over $7 million for severance costs related to the planned consolidation of UK operations into our Hannover facility and ~ $2 million from a one-time gain on the settlement of our cross-currency swap agreement.  This compares to 1H2008 income from continuing operations of over $2 million, after excluding ~ $3 million of losses related to valuation adjustments to our currency swap and foreign denominated transactions, and over $3 million of amortization of intangibles.  The  resulting 1H2009 decline of ~ $4 million Y/Y in adjusted income from continuing operations reflects the mid-teen Y/Y decline in 1H2009 Disc volumes, and would have been even worse had SG&A costs not fallen by over $5 million Y/Y.

[1H2009 Revenues Delta]:  Turning to 1H2009 revenues, EDC Intl’s 1H2009 revenues fell 31% Y/Y to ~ $79 million, driven in part by a 16% Y/Y disc volume decline.  This volume decline included Y/Y declines of 15% and 19% in manufactured and distribution units, respectively.   As Roger Morgan mentioned earlier, the 1H2009 was impacted by a weak release roster, the continued impact of adverse economic conditions and digital substitution, and the loss of certain customer accounts due to uneconomic pricing and excessive credit risk.    It should be noted that roughly 40% of EDC Intl’s 1H2009 revenue decline was due to the very strong US$ vs. the Euro and British Pound.  In addition, EDC Intl’s 1H2008 revenues included ~ $6 million from former distribution customer UPI, which was lost to Cinram in the 3Q2008, accounting for 5 % pts of EDC Intl’s 1H2009 revenue decline.

[1H2009 Gross Profit/Margin Delta]:  From a gross profit perspective, EDC Intl’s 1H2009 gross profit declined 45% Y/Y driven by the 16% Y/Y disc volume decline and  unfavorable US$ currency translation due to the strong US$.  13 % pts., or ~ $3 million of the 45% Y/Y gross profit decline, is attributable to the loss of the profitable former distribution customer UPI.  Another 9 % pts of EDC Intl’s 1H2009 gross profit decline came from the unfavorable US$ translation.  On an apples-to-apples basis, excluding the loss of the UPI gross profit, EDC Intl’s 1H2009 gross margin percentage was 14% versus 17% in the 1H2008.

[1H2009 Operating Income Delta]:   Looking at the operating income line, excluding the UK consolidation severance charge of over $7 million, EDCI posted an operating loss of over $2 million in 1H2009 despite over $5 million lower Y/Y SG&A expense.  This compares to an EDCI 1H2008 operating loss of less than $1 million, excluding amortization of intangibles and the gross profit from the UPI business. The ~ $2 million Y/Y decline in operating income reflects the impact of falling disc volumes and thus revenues against a fixed cost structure geared toward high volumes. EDCI’s 1H2009 lower Y/Y SG&A expense was assisted by ~ $2 million Y/Y from a favorable US$ exchange rate fluctuation, and another ~ $3 million Y/Y primarily from lower professional fees, outside services and employee compensation and benefit costs.

[1H2009 Balance Sheet Delta - Cash]:  Turning our attention to EDCI’s cash, EDCI ended 2Q2009 with over $51 million, or around $7.66 in cash per share,– almost all in U.S. treasury bills, down less than $1 million from 1Q2009 and ~ $1 million for the 1H2009 due primarily to employee compensation costs.    EDC itself, separate from EDCI, at the end of the 2Q2009 held ~ $28 million in unrestricted cash excluding less than $1 million that continues to be held in escrow for our Kings Mountain facility shutdown costs.

[1H2009 Balance Sheet Delta – EDCI Cash Burn Rate]:  As noted previously, EDCI’s 2Q2009 cash burn rate was less than $1 million, or more precisely $0.5 million.  As a result of continuing corporate cost savings efforts that have resulted in lower compensation costs, professional fees and outside services costs, EDCI has been able to reduce the FY2009 annualized estimated cash burn rate to a current run rate of ~$2.5 million, or ~ 37 cents per share down from the previous FY2009 annualized estimated cash burn rate of $3.6 million, or ~ 54 cents per share.  EDCI will continue to review its professional fees and staffing requirements for further cost saving opportunities.

[1H2009 Balance Sheet Delta – EDCI Cash Burn Rate – Interest Income]:  Looking at returns on EDCI’s investments, as was the case at year-end 2008 and in 1Q2009, EDCI’s cash continues to receive meager returns at best on its investments in essentially interest free U.S. treasury bills.  The authority from the EDCI Board to invest $10 million of the ~ $50 million in cash equivalents in high, or higher, yielding fixed income securities or closed end funds remains in place, but due to an ultraconservative investment stance and market conditions, none of the $10 million authorized has been invested in corporate bond funds or elsewhere. EDCI continues to monitor market conditions for a suitable investment for EDCI’s cash.

[1H2009 Tax Loss Carryforwards/ NOLs]:  As for EDCI’s tax NOLs, at the end of 1H2009, EDCI continued to carry $288 million of unrestricted U.S. tax NOLs, translating into approximately $14/share of potential future tax savings based on a 33% corporate tax rate.  These NOLS, which can be used to offset future taxable income, begin to expire ten years from now in 2019.   EDCI continues to monitor extremely closely EDCI’s 382 limitations, keeping close track on the impact of the stock buyback program on shareholders currently outside the all-important three-year window.  EDCI must consider that its buyback program may inadvertently thrust sub-5% shareholders into that Section 382 bucket, and balance that risk against the accretion to cash/share that comes from sub-cash/share repurchases. EDCI strongly recommends that any EDCI shareholders approaching 5% notify EDCI management in order to reduce the odds of EDCI inadvertently impairing its NOL tax situation.

[Buyback Program]:  Now for a brief update on EDCI’s stock buyback plan – as previously announced, on May 26, 2009 the EDCI Board of Directors approved a twelve-month extension to June 2010 of EDCI’s stock buy-back plan that authorized EDCI to repurchase up to one million shares and also added a provision to the program which allows EDCI to repurchase shares of its common stock under a 10b5-1 program, which has been in effect throughout the current black-out period that commenced on July 1, 2009.  Prior to the 10b5-1 program, extensive black-out periods had limited the periods when EDCI could repurchase its shares.  During the 2Q2009, EDCI made stock repurchases under the stock buyback plan of approximately 17,000 shares at an average price of $5.01/share. To date, EDCI has repurchased approximately 342,000 shares of EDCI common stock, at an average price of $4.42/share, including approximately 192,000 shares under the stock buyback plan.   Beginning in late August 2009, the risk of inadvertently triggering a greater than 50% ownership change will be lessened with a large block of stock dropping out of the three-year 382 calculation.  This is particularly true if the owner of that large block is willing to agree to a lockup that eliminates for a certain period of time the possibility of shares sold from that particular block going into what is called under 382, “the Public Group.”  Regardless, any future repurchases made under EDCI’s stock buyback plan should be done in such a manner that ensures that EDCI has a sound cushion in regards to the change of ownership requirements, and are thus not endangering the NOLs.  I should note that under Rule 10b-18 of the Securities and Exchange Act of 1934, we are limited in how many shares we can purchase in the open market on any given day.

[2Q2009 Balance Sheet Delta - Debt]:   Now turning to the liabilities on EDCI’s balance sheet, as was the case at year-end 2008, EDCI, at the holding company, non-consolidated level, continued to be essentially debt-free throughout the 1H2009. EDC ended the 2Q2009 with long term debt of ~ $9 million, of which $7 million was due to Wachovia.  During the 1H2009, EDC has paid down its term loan by $1 million, with proceeds from the sale of equipment to Sony DADC as part of the Sony deal.  This is in addition to EDC’s nearly $29 million of debt extinguishment in the 4Q2008 primarily from Sony DADC deal proceeds.

[2Q2009 Balance Sheet Delta – A/R]:  From an A/R standpoint, EDC Intl’s 2Q2009 accounts receivable DSO stood at 31 days, down from 32 days at March 31, 2009, but up from 26 days as of December 31, 2008.  The increased DSO from December 31, 2008 reflects customary timing of invoicing and payments received from our largest customer around the end of 2Q2009 compared to the end of 4Q2008. EDC Int’l will continue to closely monitor its receivables balances and customer credit terms in this increasingly difficult operating environment in an effort to minimize the Company’s exposure to collection issues.

[Balance Sheet Delta – Discontinued Operations Wind-down]:   Lastly, with the exception of the auction of remaining equipment scheduled for September 2009, all activities at our Kings Mountain, North Carolina facility have ceased.  From a cash standpoint, EDC has used over $4 million of the over $5 million funds set aside for wind-down of the US operations with less than  $1 million remaining estimated as sufficient for all remaining wind down costs.  On the real estate front, EDC continues to own the Kings Mountain facility, and has seen sporadic interest from prospective bidders who have discovered the $8.9 million property listing.

I’ll now turn the call back over to Clarke for some final comments before we go to Q&A.

Clarke H. Bailey - EDCI Holdings, Inc. – Chairman and Chief Executive Officer

[Conclusion]: Thank you, Michael.  As you know, I agreed to accept the position of CEO of EDCI on July 1st.  The task at hand is onerous requiring commitment, energy and creativity.  I am pleased to be working with a dedicated and capable management team in overcoming the obstacles we face.  Lastly, I want to thank Bob Chapman for his leadership and courage in making the tough decisions during his tenure as CEO, many of which were unpopular but required given the circumstances.

I’ll now turn the call over to the operator for Q&A.

END

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